Exhibit 99

Environmental Power Corporation's Microgy Subsidiary Executes
Agreement for Construction and Sale of First Digester Project

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--Dec. 22, 2003--Environmental Power Corporation (OTCBB: POWR), a leader in the renewable energy industry with proprietary technology to convert manure into electricity, announced that its subsidiary, Microgy Cogeneration Systems, Inc. ("Microgy"), had signed an agreement with an entity owned by Wild Rose Dairy, LLC of LaFarge, Wisconsin ("Wild Rose"), pursuant to which Wild Rose will purchase from Microgy the first digester system in North America based on Microgy's proprietary, highly efficient anaerobic digestion technology, proven at more than 25 locations in Europe.
    The Wild Rose project represents the first facility in connection with Microgy's relationship with Dairyland Power Cooperative ("Dairyland"), under which Microgy expects to construct approximately $60 million of projects in Dairyland's service territory. The Wild Rose digester system will use manure from Wild Rose's dairy operations to create and supply biogas to a 0.775 MW generator to be constructed by Microgy and owned by Dairyland. The Dairyland Board of Directors has approved the Wild Rose project, and Dairyland and Wild Rose are expected to execute a biogas supply agreement in the immediate future. Microgy's agreement with Wild Rose also provides Microgy with the right to operate and maintain the digester for the duration of its operational life.
    Robert Thelen, owner of Wild Rose, stated, "I am deeply impressed by Microgy's technology. It represents an elegant solution to a number of challenges faced by farms like Wild Rose. By installing Microgy's digester technology on my farm, I expect to be able to operate in a more environmentally-friendly fashion while also creating a valuable, income-producing asset."
    Andy Livingston, Microgy's President, stated, "The execution of this agreement with Wild Rose represents a significant step forward for Microgy's business. We are excited about working with Robert Thelen, a forward-thinking leader in the Wisconsin dairy industry, and are confident that, working together, we will create a model for farms throughout Dairyland's territory to enjoy the benefits of this technology."
    Kam Tejwani, Chief Executive Officer of Environmental Power, stated, "The Wild Rose project represents our first commercialization of Microgy's technology in North America, as well as the first realization of a project from our $152 million sales pipeline. We believe that our backlog of projects ready to enter construction will increase substantially even as we continue to increase our sales pipeline by identifying additional market opportunities."

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems. For more information visit the company's web site at www.environmentalpower.com

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning planned manure-to-energy systems, our sales pipeline, our projected financial performance, statements containing the words "expects," "estimates," "anticipates," "believes," "projects" and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing on a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, risks relating to managing and integrating acquired businesses, unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with Environmental Power's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power and Microgy operate and other factors, including those described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as well as other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. Environmental Power undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Environmental Power Corporation
             Investor Contact:
             Kam Tejwani, 603-431-1780
             President and Chief Executive Officer
             ktejwani@environmentalpower.com
             or
             Media Contact:
             Kate Dolan, 603-431-1780
             Media & Public Relations
             kdolan@environmentalpower.com
             www.environmentalpower.com